Exhibit 10.2

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

2017 EQUITY AND INCENTIVE COMPENSATION PLAN

Gray Television, Inc. (the “Company”) hereby grants to Participant (the “Award”) the Restricted Stock covering the class of Stock (the “Restricted Shares”) in the amounts and on the vesting dates indicated below, subject to the Participant’s continuous employment with the Company and/or its Subsidiaries through each applicable vesting date (such period, the “Vesting Period”). The Award is subject to the terms and conditions set forth on this page and in Attachment A hereto (collectively, this “Agreement”), as well as those in the Company’s 2017 Equity and Incentive Compensation Plan (the “Plan”), which is incorporated herein.

Participant:

Date of Grant:

Vesting Date	Class of Shares	Number of Shares

Total Number of Restricted Shares

The Participant acknowledges that he or she (a) has received a copy of the Plan and the prospectus for the Plan, (b) has had an opportunity to review the terms of this Agreement, the Plan, and the prospectus for the Plan, and (c) understands and agrees to the terms and conditions of this Agreement and the Plan.

As of the Date of Grant, this Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award. Capitalized terms not explicitly defined herein are defined in the Plan. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

GRAY TELEVISION, INC.	PARTICIPANT:

By:	By:

Name:	Date:

Title:

Date:

GRAY TELEVISION, INC.

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

2017 EQUITY AND INCENTIVE COMPENSATION PLAN

ATTACHMENT A

1.             Restrictions on Transfer of Restricted Shares. Subject to Section 15 of the Plan, the Restricted Shares shall not be transferable prior to Vesting pursuant to Section 3 hereof other than by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

2.             Vesting of Restricted Shares.

(a)

The Restricted Shares covered by this Agreement shall become nonforfeitable (“Vest” or similar terms) as provided on the first page of this Agreement. Any Restricted Shares that do not so Vest will be forfeited, including, except as provided in Section 2(b) or Section 2(c) below, if the Participant ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any termination of the Participant’s employment with the Company and/or a Subsidiary.

(b)

Notwithstanding Section 2(a) above, any Restricted Shares that have not previously Vested and have not been forfeited shall Vest (i) upon the Participant’s death or Disability prior to the end of the Vesting Period; provided, that the Participant was continuously employed by the Company or any of its Subsidiaries through the date of death or Disability; or (ii) upon a termination of the Participant’s employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination of the Participant’s employment by the Successor without Cause (and not due to death or Disability) or by the Participant for Good Reason, in either case within a period of 12 months after a Change in Control; provided, that the Change in Control occurs prior to the end of the Vesting Period.

(c)	For purposes of this Agreement:

(i)

“Cause” shall mean any of the following: (A) a material breach by the Participant of any agreement then in effect between the Participant and the Successor; (B) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (C) any material violation or breach by the Participant of the Company’s Code of Ethics as in effect immediately prior to the Change in Control, as determined by the Board (or the board of directors of the Successor); or (D) the Participant’s willful and continued failure to substantially perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Participant by the Board (or the board of directors of the Successor), which demand specifically identifies the manner in which the Board (or the board of directors of the Successor) believes that the Participant has not substantially performed his duties.

(ii)

“Disability,” or similar terms, shall mean (A) the Participant is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (B) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period of not less than 12 months, the Participant has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

(iii)

“Good Reason” shall mean (A) a material and permanent diminution in the Participant’s authority, duties or responsibilities; (B) a material diminution in the aggregate base salary or annual incentive opportunity provided to the Participant by the Successor; or (C) a permanent reassignment of the Participant to another primary office more than 50 miles from the Participant’s current office location. The Participant must (x) notify the Successor of the Participant’s intention to invoke the right to terminate for Good Reason within 60 days after the Participant has knowledge of such event, (y) provide the Successor with a 30-day cure period, and (z) actually terminate employment for Good Reason within 60 days following the end of the Successor’s 30-day cure period, or such event shall not constitute Good Reason. The Participant may not invoke termination for Good Reason if Cause exists at the time the Participant invokes such right to terminate employment for Good Reason, or at any time between such date and the date the Participant actually terminates employment for Good Reason pursuant to the preceding sentence.

3.           Rights as a Shareholder. The Participant shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive all dividends paid thereon; provided, however, that any additional shares of Stock or other securities that the Participant may become entitled to receive pursuant to a stock dividend or other distribution shall be subject to the same restrictions as the Restricted Shares covered by this Agreement. For the avoidance of doubt, any such dividends or other distributions on the Restricted Shares will be deferred until, and paid contingent upon, the Vesting of such Restricted Shares.

4.           Issuance of Restricted Shares; Retention of Stock Certificates; Electronic Delivery. The Restricted Shares will be issued either (a) in certificate form or (b) in book entry form, registered in the name of the Participant, with legends or notations as applicable, referring to the terms, conditions, and restrictions set forth in this Agreement. Certificates representing the Restricted Shares, if any, will be held in custody by the Company together with a stock power endorsed in blank by the Participant with respect thereto, until those Restricted Shares have Vested in accordance with Section 2. The Company, in its sole discretion, may deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

5.           Adjustments. The number of Restricted Shares subject to this Agreement and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

6.          Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the issuance or Vesting of the Restricted Shares, or any other payment to the Participant or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, the Participant shall pay such taxes or make arrangements satisfactory to the Company for payment of such taxes. If the Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Stock (of the same class of Stock covered by the Restricted Shares) having a value equal to the amount required to be withheld. The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Restricted Shares or by delivering to the Company other shares of Stock (of the same class of Stock covered by the Restricted Shares) held by the Participant. If such election is made, the shares so retained or delivered shall be credited against such withholding requirement at the fair market value of such shares of Stock on the date of such delivery. In no event will the fair market value of the shares of Stock to be withheld and/or delivered pursuant to this Section 6 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) is permitted by the Committee.

7.          Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

8.           No Right to Future Awards or Employment. The grant of the Restricted Shares under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Participant.

9.           Relation to Other Benefits. The grant of the Restricted Shares and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

10.         Clawback. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the Award are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Stock may be traded).

11.        Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall impair the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

12.         Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.         Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions that arise in connection with this Agreement.

14.        Disclosures. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

15.        Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Georgia, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

16.       Successors and Assigns. Without limiting Section 1 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.